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                                                                   Exhibit 99.1

                            [InterVideo Letterhead]

                                 May 10, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549

Ladies and Gentlemen:

    Arthur Andersen LLP has represented to InterVideo, Inc. that the audit completed for the year ended December 31, 2001 was subject to Arthur Andersen's quality control system for the United States accounting and auditing practice. Arthur Andersen has provided assurance to InterVideo, Inc. that the audit engagement was conducted in compliance with professional standards. Arthur Andersen has represented that the audit was conducted with the appropriate continuity and availability of personnel, both in the United States and at the Company's foreign affiliates, as well as the appropriate availability of national office consultation.

                                              Sincerely,

                                              By:    /S/  RANDALL BAMBROUGH
                                                  -----------------------------
                                                        Randall Bambrough
                                                     Chief Financial Officer